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PRICING SUPPLEMENT NO 4 DATED October 5, 1995                     Rule 424(b)(3)
(To the Prospectus Dated April 27, 1995, and
 Prospectus Supplement dated May 17, 1995)                     File No. 33-57357

                         AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES D
                DUE FROM 9 MONTHS TO 20 YEARS FROM DATE OF ISSUE
                                FIXED-RATE NOTES

                                  -------------

Trade Date:  October 5, 1995                     Maturity Date: October 11, 2007
                      Original Issue Date: October 11, 1995

                                                                  Interest Rate
         Range of Maturities                                        Per Annum
         -------------------                                       ------------
From 9 months to less than 1 year ........................          ----------%
From 1 year to less than 18 months .......................          ----------%
From 18 months to less than 2 years ......................          ----------%
From 2 years to less than 3 years ........................          ----------%
From 3 years to less than 4 years ........................          ----------%
From 4 years to less than 5 years ........................          ----------%
From 5 years to less than 6 years ........................          ----------%
From 6 years to less than 7 years ........................          ----------%
From 7 years to less than 8 years ........................          ----------%
From 8 years to less than 9 years ........................          ----------%
From 9 years to less than 10 years .......................          ----------%
From 10 years to less than 11 years ......................          ----------%
From 11 years to less than 12 years ......................                6.60%
                                                                    ----------
From 12 years to less than 13 years ......................          ----------%
From 13 years to less than 14 years ......................          ----------%
From 14 years to less than 15 years ......................          ----------%
From 15 years to less than 16 years ......................          ----------%
From 16 years to less than 17 years ......................          ----------%
From 17 years to less than 18 years ......................          ----------%
From 18 years to less than 19 years ......................          ----------%
From 19 years up to and including 20 years ...............          ----------%

Principal Amount:  $10,000,000.00

Face Amount: $10,000,000.00

Issue Price:  99.867

Net Proceeds to Issuer:  $9,924,150.00

Specified Currency:  U.S. Dollars                                      Exchange Rate Agent:  N/A
(If other than U.S. dollars, see attached)

Interest Payment Dates:  Each June 15 and December 15 and at Maturity  Record Dates:  Each June 1 and December 1

Agent's Commission:  $62,500.00                                        Agent:  CS First Boston Corporation

Global Note:       /X/Yes      / /No                                   Form: /X/  Book-Entry  / /  Certificated
1

Depositary:  DTC

Redemption:  Check box opposite applicable sentence.
      /X/The Notes cannot be redeemed prior to maturity.
      / /The Notes may be redeemed prior to maturity.
      Terms of Redemption:

Repayment:  Check the box opposite applicable sentence.
      /X/The Notes cannot be repaid prior to maturity.
      / /The Notes may be repaid prior to maturity.
      Terms of Repayment:

Additional Terms: